UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  June 20, 2005

JAMDAT Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50928	95-4791817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3415 S. Sepulveda Blvd., Suite 700
Los Angeles, CA 90034

(Address of Principal Executive Offices) (Zip Code)

(310) 636-3100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 20, 2005, the Board of Directors (the “Board”) of JAMDAT Mobile Inc. (the ”Company”) elected Henk Rogers, the Managing Director of JAMDAT Mobile (Hawaii) LLC, to serve as the fifth member of the Board, as a Class I Director, until the annual meeting of the Company’s stockholders to be held in 2008, or until his successor has been duly elected and qualified.  Mr. Rogers has not been appointed to any committee of the Board at this time.

Mr. Rogers agreed to serve as a member of the Board as a condition to entering into the Purchase Agreement (the “Purchase Agreement”), dated as of April 20, 2005, between and among the Company, JAMDAT Mobile (Hawaii) LLC, Blue Lava Wireless, LLC, Henk B. Rogers 2005 Dynasty Trust, Akemi Mr. Rogers 2005 Dynasty Trust, Henk Rogers and Akemi Rogers.

Pursuant to the Purchase Agreement, and as previously announced on April 20, 2005, the Company acquired all of the membership interests in Blue Lava Wireless, LLC from Henk Rogers, his wife, Akemi Rogers, and their respective trusts, the Henk B. Rogers 2005 Dynasty Trust and the Akemi Mr. Rogers 2005 Dynasty Trust, for approximately $137 million.  The principal asset that was acquired by the Company in the Blue Lava Wireless transaction is a worldwide license to the wireless rights for the interactive game “Tetris.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 20, 2005	JAMDAT Mobile Inc.

/s/ Craig Gatarz
Craig Gatarz
Chief Operating Officer and General Counsel